Exhibit 99


                                                         [GRAPHIC OMITTED]
                                                               news

FOR IMMEDIATE RELEASE


COACTIVE MARKETING GROUP, INC.
------------------------------

Charles Tarzian
President and Chief Executive Officer
212-366-3407


                         COACTIVE MARKETING GROUP, INC.
               REPORTS FOURTH QUARTER AND FULL-YEAR RESULTS ENDED
                                 MARCH 31, 2007

New York, NY, June, 2007 - CoActive Marketing Group, Inc. (NASDAQ Capital
Market: CMKG), a full service marketing, sales promotion and interactive services company reported financial results for its fourth quarter and full year ended March 31, 2007.

Operating Results - Full Year ended March 31, 2007
--------------------------------------------------

Sales:

For the twelve months ended March 31, 2007, the Company reported sales of $95.9 million, compared to sales of $83.3 million for the twelve months ended March 31, 2006, an increase of 15%.

The Company continues to benefit from the growth in its experiential and sales promotion programs. In particular, during the first two quarters of fiscal 2007, the Company executed its first integrated marketing program containing both experiential and sales promotional elements which generated sales of $6.1 million.

Operating Revenue:

The Company believes that "operating revenue" is a key performance indicator. Operating revenue is defined as sales, less reimbursable program costs and expenses and outside production costs and other direct program expenses. Operating revenue is the net amount derived from sales to customers, which the Company believes is available to fund its compensation and general and administrative expenses, debt service and capital expenditures. For the twelve months ended March 31, 2007, operating revenue amounted to $35 million, compared to $29 million in Fiscal Year 2006. A calculation of operating revenues is set forth in the financial tables at the end of this press release.

Operating Results:

The Company reported net income and fully diluted earnings per share of $1 million and $.17 per share, respectively, for the twelve months ended March 31, 2007. This compares to a net loss of $1.8 million and a fully diluted net loss per share of $.29 for the twelve months ended March 31, 2006. Fiscal Year 2007 operating expenses include $842,000 in employee termination expense associated with the Company's execution of its turnaround plan.

Balance Sheet Management:

At March 31, 2007, the Company's working capital deficit improved to $3.3 million, compared to a working capital deficit of $6.6 million at March 31, 2006. On June 20, 2007, subsequent to the end of Fiscal 2007, the Company repaid its remaining obligations owed to its senior lender in the amount of $1,762,000, which consisted solely of amounts due under a term loan. At the time of the pay-off, the Company had been in default of certain bank loan covenants. The Company is in discussions with several lending institutions to obtain revolving credit financing for working capital purposes. However, there can be no assurance that the Company will be able to obtain such financing. To the extent that the Company does not obtain such financing, the Company believes that it will be able to meet its cash requirements for the foreseeable future with cash generated from operations.

Summary: Fourth Quarter:
------------------------

         o        Sales

                  o Fourth quarter 2007 sales decreased 1% compared to the same period a year ago.

                  o Fourth quarter 2007 sales were $19.3 million compared to $19.5 million for the same period a year ago

         o        Operating Revenue

                  o Fourth quarter 2007 operating revenue decreased 4% compared to the same period a year ago.

                  o Fourth quarter 2007 operating revenue was $ 6.8 million compared to $7.1 million for the same period a year ago.

         o        Operating Results

                  o During the fourth quarter, operating expenses increased to $8.2 million from $7.8 million a year ago.

                  o Net Loss for the fourth quarter was $711,000, compared to a net loss of $972,000 for the same period a year ago. Fourth Quarter 2006 net loss was negatively impacted by an impairment charge of $626,000 that reduced the carrying value of Optimum goodwill to zero.

Company expenses for the fourth quarter ending March 31, 2007 were negatively impacted by severance expenses for senior and other staff members in connection with the continuation of turnaround activities and shift in business focus; as well as increased professional fees related to the Company's restatement of prior financial statements.

Outlook - Fiscal Year 2008
--------------------------

Charlie Tarzian, CoActive's President and Chief Executive Officer commented,

"Our goal is to reshape our company as a strategic marketing partner of our clients by leveraging our strength in events, experiential, promotions and interactive services with our customer data capture analytics and segmentation. Previously we operated our divisions as separate service units, generating revenues from a mix of sustaining clients providing recurring revenue, and one-off projects. We have moved away from one-off promotion work and are replacing that revenue with new services for current sustaining clients and new sustaining clients. The integrated approach helped create momentum for both our new multi-cultural and CRM/Loyalty practices. Our focus on integrated solutions with measurable results is starting to bear fruit as we are being awarded assignments in digital, CRM, Marketing Resource Management (MRM), Loyalty, branded entertainment and integrated multi-cultural by both current and new clients."

"There is still work to be done as we redefine ourselves; opting out of lower margin opportunities and resetting the pipeline to reflect our talent and capabilities. As a result of the transition to our new model, we will see a decrease in revenue in our first quarter ending June 30, 2007 versus the first quarter of the prior year, in which project work represented approximately $1.5 million of our sales. Moreover, our expenses for our first quarter will be negatively impacted by: (1) an overlap in personnel due to the addition of senior staff and the phasing out of staff aligned with projects and clients we are winding down, (2) the impact of shifting from percentage of completion accounting for certain of our services to completion accounting, and, (3) a discontinuation of certain programs and products that were non-performing and had a negative impact on operating margins. As a consequence, we will see a loss in our first quarter."

Mr. Tarzian concluded, "We are excited with the progress we are making in the transforming of CoActive into a strategic, integrated consumer experience company. In just the last few months, we have seen growth opportunities from new clients as well as continuing organic growth from our existing core clients. As a result, we expect quarter over quarter revenue growth to resume in our second quarter ending September 30, 2007 and profitability for the remainder of the year to be more consistent than in past years."

This press release includes statements which constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release are not promises or guarantees and are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. These statements are based on management's current expectations and assumptions and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward-looking statements. Actual results may vary materially from those expressed or implied by the statements herein. Factors that could cause actual results to differ materially from the Company's expectations are set forth in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2007 under "Risk Factors," including but not limited to "Internal Control Deficiencies," "Unpredictable Revenue Patterns," "Customers," "Competition," "Need for Additional Funding," "Recent Losses" "Dependence on Key Personnel," "Risks Associated with Acquisitions," and "Control by Executive Officers and Directors" and include the risk that projected business opportunities will fail to materialize or will be delayed. The Form 10-K may be obtained by accessing the database maintained by the Securities and Exchange Commission at http://www.sec.gov.

                            -Financial Tables Follow-


                         CoActive Marketing Group, Inc.
                      Consolidated Statements of Operations
                          Three and Twelve Months Ended
                                    (audited)


                                            Three Months Ended              Twelve Months Ended
                                       ----------------------------    ----------------------------
                                         March 31,       March 31,       March 31,       March 31,
                                           2007            2006            2007            2006
                                       ------------    ------------    ------------    ------------
Sales                                  $ 19,270,000    $ 19,450,000    $ 95,880,000    $ 83,304,000

Operating Income (Loss)                  (1,409,000)     (1,441,000)      1,987,000      (2,680,000)
Income (Loss) from Continuing
   Operations before Provision
   (Benefit) for Income Taxes            (1,395,000)     (1,487,000)      1,745,000      (2,917,000)
Provision (Benefit) for Income Taxes        684,000         533,000         572,000      (1,041,000)
                                       ------------    ------------    ------------    ------------
Income (Loss) from Continuing
   Operations                              (711,000)       (954,000)      1,173,000      (1,876,000)
Discontinued Operations                          --         (18,000)       (177,000)         75,000
                                       ------------    ------------    ------------    ------------
Net Income (Loss)                          (711,000)       (972,000)        996,000      (1,801,000)
                                       ============    ============    ============    ============
Basic Earnings (Loss) per Share:
   Income (Loss) from Continuing
     Operations                        $       (.10)   $       (.14)   $        .17    $       (.29)
   Discontinued Operations                       --            (.00)           (.02)            .01
                                       ------------    ------------    ------------    ------------
   Net Income (Loss)                   $       (.10)   $       (.15)   $        .15    $       (.28)
                                       ============    ============    ============    ============
Diluted Earnings (Loss) per Share:
   Income (Loss) from Continuing
     Operations                        $       (.10)   $       (.14)   $        .16    $       (.29)
   Discontinued Operations                       --            (.00)           (.02)            .01
                                       ------------    ------------    ------------    ------------
   Net Income (Loss)                   $       (.10)   $       (.15)   $        .14    $       (.28)
                                       ============    ============    ============    ============

Weighted Average Shares Outstanding:
     Basic                                6,859,751       6,618,951       6,837,533       6,452,847
     Diluted                              6,859,751       6,618,951       7,283,742              --

                           Consolidated Balance Sheet


                                               March 31,       March 31,
                                                 2007            2006
                                             ------------    ------------
                                               (audited)       (audited)
                   Total Assets              $ 42,141,000    $ 42,713,000
                   Current Debt                 2,000,000       3,000,000
                   Total Liabilities           32,085,000      34,137,000
                   Stockholders' Equity        10,056,000       8,576,000





                           Operating Revenue Schedule

                                  Three Months Ended              Twelve Months Ended
                             ----------------------------    ----------------------------
                               March 31,       March 31,       March 31,       March 31,
                                 2007            2006            2007            2006
                             ------------    ------------    ------------    ------------
Sales                        $ 19,270,000    $ 19,450,000    $ 95,880,000    $ 83,304,000
Reimbursable Program            8,305,000       8,020,000      39,888,000      30,180,000
   Costs and Expenses
Outside Production and
   Other Program Costs          4,166,000       4,409,000      20,983,000      24,024,000
                             ------------    ------------    ------------    ------------
     Operating Revenue       $  6,799,000    $  7,021,000    $ 35,009,000    $ 29,100,000
                             ============    ============    ============    ============